Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

December 18, 2019

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Kelsey Roemhildt:  763-764-6364

GENERAL MILLS REPORTS FISCAL 2020 SECOND-QUARTER RESULTS
AND REAFFIRMS FULL-YEAR GUIDANCE

•	Net sales of $4.4 billion were flat to last year; organic net sales¹ increased 1 percent
•	Operating profit of $811 million increased 48 percent; constant-currency adjusted operating profit increased 7 percent
•	Diluted earnings per share (EPS) totaled $0.95, up 67 percent from the prior year; adjusted diluted EPS of $0.95 increased 11 percent in constant currency
•	Company reaffirms its full-year fiscal 2020 guidance for sales, profit, and EPS and raises guidance for free cash flow conversion

¹ Please see Note 6 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – December 18, 2019 – General Mills (NYSE: GIS) today reported results for the second quarter ended November 24, 2019.

“I’m encouraged by our second-quarter performance, including the broad-based improvement in our organic sales trends and positive results on the bottom line,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “We will build on our topline momentum in the second half, fueled by increased investment in our brands.  Based on our first-half results, and with confidence in our back-half plans, we are reaffirming our full-year fiscal 2020 guidance for sales, profit, and EPS and raising our guidance for free cash flow conversion.”

General Mills is pursuing its Consumer First strategy and executing against its global growth framework:  1) competing effectively through strong innovation, effective consumer marketing, and excellent in-store execution; 2) accelerating growth on its four differential growth platforms including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 3) reshaping its portfolio through growth-enhancing acquisitions and divestitures, including the acquisition of Blue Buffalo, the leading brand in the fast-growing wholesome natural pet food category in the U.S.  The company expects consistent topline growth generated by this growth framework, combined with margin expansion, disciplined cash conversion, and cash returns, will generate top-tier returns for General Mills shareholders over the long term.

Second Quarter Results Summary

•

Net sales of $4.4 billion were flat to last year.  Organic net sales increased 1 percent, driven primarily by strong growth for the Pet segment.  Organic volume was up 1 percent and organic net price realization and mix was in line with last year.

•

Gross margin increased 130 basis points to 35.5 percent of net sales.  Adjusted gross margin of 35.3 percent was 80 basis points above the prior year, driven by Holistic Margin Management (HMM) cost savings and favorable manufacturing leverage, partially offset by input cost inflation.

•

Operating profit totaled $811 million, up 48 percent from year-ago results that included higher restructuring, impairment, and other exit costs.  Operating profit margin of 18.3 percent increased 590 basis points.  Adjusted operating profit of $813 million increased 7 percent in constant currency, primarily driven by higher adjusted gross margin and lower consumer promotional expense, partially offset by higher media expense.  Adjusted operating profit margin increased 110 basis points to 18.4 percent.

•

Net earnings attributable to General Mills totaled $581 million, up 69 percent from a year ago, primarily reflecting higher operating profit and lower net interest expense, partially offset by higher tax expense.

•

Diluted EPS of $0.95 increased 67 percent from the prior year.  Adjusted diluted EPS also totaled $0.95 in the second quarter, up 11 percent from the prior year in constant currency, driven primarily by higher adjusted operating profit, lower net interest expense, a lower adjusted effective tax rate, and higher non-service benefit plan income, partially offset by higher average diluted shares outstanding.

Six Month Results Summary

•	Net sales declined 1 percent to $8.4 billion. Organic net sales essentially matched year-ago levels, reflecting positive organic net price realization and mix offset by lower organic volume.
•

Gross margin increased 160 basis points to 35.1 percent of net sales.  Adjusted gross margin of 35.3 percent was 120 basis points above the prior year, driven primarily by positive net price realization and mix and last year’s one-time purchase accounting inventory adjustment related to the Blue Buffalo acquisition, partially offset by higher input costs.

•

Operating profit of $1.5 billion increased 28 percent from the prior year.  Operating profit margin of 17.5 percent was up 400 basis points.  Constant-currency adjusted operating profit increased 7 percent.  Adjusted operating profit margin increased 130 basis points to 17.8 percent.

•	Net earnings attributable to General Mills totaled $1.1 billion.
•	Diluted EPS of $1.80 was 48 percent above prior-year levels. Adjusted diluted EPS of $1.74 was up 12 percent on a constant-currency basis.

Operating Segment Results

Note:  Tables may not foot due to rounding.

Components of Fiscal 2020 Reported Net Sales Growth
Second Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	--	--	--	Flat
Pet	13 pts	3 pts	--	16%
Convenience Stores & Foodservice	2 pts	(2) pts	--	Flat
Europe & Australia	(1) pt	--	(4) pts	(5)%
Asia & Latin America	(6) pts	3 pts	(2) pts	(5)%
Total	--	--	(1) pt	Flat
Six Months
North America Retail	(1) pt	--	--	Flat
Pet	7 pts	5 pts	--	11%
Convenience Stores & Foodservice	(2) pts	--	--	(2)%
Europe & Australia	(5) pts	1 pt	(4) pts	(7)%
Asia & Latin America	(8) pts	3 pts	(2) pts	(7)%
Total	(2) pts	2 pts	(1) pt	(1)%

Components of Fiscal 2020 Organic Net Sales Growth
Second Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	--	--	Flat	--	--	Flat
Pet	13 pts	3 pts	16%	--	--	16%
Convenience Stores & Foodservice	2 pts	(2) pts	Flat	--	--	Flat
Europe & Australia	(1) pt	--	(1)%	(4) pts	--	(5)%
Asia & Latin America	(1) pt	2 pts	1%	(2) pts	(4) pts	(5)%
Total	1 pt	--	1%	(1) pt	--	Flat
Six Months
North America Retail	(1) pt	--	Flat	--	--	Flat
Pet	7 pts	5 pts	11%	--	--	11%
Convenience Stores & Foodservice	(2) pts	--	(2)%	--	--	(2)%
Europe & Australia	(5) pts	1 pt	(3)%	(4) pts	--	(7)%
Asia & Latin America	(3) pts	2 pts	(1)%	(2) pts	(4) pts	(7)%
Total	(1) pt	1 pt	Flat	(1) pt	--	(1)%

Fiscal 2020 Segment Operating Profit Growth
Second Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	4%	4%
Pet	14%	14%
Convenience Stores & Foodservice	5%	5%
Europe & Australia	40%	45%
Asia & Latin America	36%	42%
Total	6%	7%
Six Months
North America Retail	3%	3%
Pet	90%	90%
Convenience Stores & Foodservice	Flat	Flat
Europe & Australia	4%	8%
Asia & Latin America	15%	20%
Total	8%	8%

North America Retail Segment

Second-quarter net sales for General Mills’ North America Retail segment totaled $2.68 billion, essentially matching year-ago levels.  Organic net sales were also flat to last year.  Net sales for the U.S. Cereal operating unit increased 5 percent.  Canada operating unit net sales were flat as reported and up 2 percent in constant currency.  Net sales were down 1 percent in U.S. Meals & Baking, down 2 percent in U.S. Snacks, and down 4 percent in U.S. Yogurt.  Segment operating profit of $642 million was up 4 percent as reported and in constant currency, driven primarily by HMM cost savings and favorable manufacturing leverage, partially offset by input cost inflation and higher media expense.

Through six months, North America Retail segment net sales totaled $5.05 billion, essentially matching year-ago levels.  Organic net sales were also flat to last year.  Segment operating profit totaled $1.20 billion, up 3 percent from a year ago as reported and in constant currency due primarily to HMM cost savings and favorable manufacturing leverage, partially offset by input cost inflation and higher media expense.

Pet Segment

Second-quarter net sales for the Pet segment increased 16 percent to $389 million, driven by positive contributions from volume growth and positive net price realization and mix.  Net sales in the quarter also benefited from the timing of shipments in advance of holiday merchandising.  Net sales performance was led by strong growth on BLUE’s two largest product lines:  Life Protection Formula and Wilderness.  Segment operating profit increased 14 percent to $81 million, driven primarily by higher net sales, partially offset by higher media expense.

Through six months, Pet segment net sales increased 11 percent to $756 million, driven by positive contributions from volume growth and positive net price realization and mix.  All-channel retail sales were up double digits in the first half of the year.  Segment operating profit totaled $162 million compared to $85 million in the prior year, driven primarily by a $53 million one-time purchase accounting inventory adjustment in the year-ago period as well as higher net sales.

Convenience Stores & Foodservice Segment

Second-quarter net sales for the Convenience Stores & Foodservice segment were in line with last year at $514 million, with low-single digit growth for the Focus 6 platforms, including cereal, frozen baked goods, and yogurt, offset by unfavorable index pricing on bakery flour and declines on other non-Focus 6 products.  Organic net sales were also flat to last year.  Segment operating profit increased 5 percent to $115 million, primarily driven by HMM cost savings, partially offset by unfavorable net price realization and mix and input cost inflation.

Through six months, Convenience Stores & Foodservice net sales decreased 2 percent to $958 million, due primarily to lower bakery flour volume and unfavorable index pricing, partially offset by low-single digit growth for the Focus 6 platforms.  Organic net sales also decreased 2 percent.  Segment operating profit of $206 million essentially matched year-ago levels, primarily driven by HMM cost savings, offset by input cost inflation and lower net sales.

Europe & Australia Segment

Second-quarter net sales for the Europe & Australia segment declined 5 percent to $433 million, driven primarily by 4 points of unfavorable foreign currency exchange.  Organic net sales were down 1 percent.  Net sales declines in yogurt were partially offset by growth for Old El Paso Mexican food and Nature Valley and Fibre One snack bars.  Segment operating profit of $31 million was up 40 percent as reported and increased 45 percent in constant currency, driven primarily by a timing difference in brand-building investment.

Through six months, Europe & Australia net sales decreased 7 percent to $887 million, including 4 points of unfavorable foreign currency exchange.  Organic net sales decreased 3 percent, with lower contributions from organic volume partially offset by positive organic net price realization and mix.  Organic net sales declines reflected a continued challenging retail environment in France for yogurt and ice cream.  Segment operating profit of $59 million increased 4 percent as reported and was up 8 percent in constant currency, reflecting lower selling, general, and administrative (SG&A) expenses, partially offset by lower volume.

Asia & Latin America Segment

Second-quarter net sales for the Asia & Latin America segment declined 5 percent to $410 million, driven by a 4-point headwind from divestitures executed in fiscal 2019 and unfavorable foreign currency exchange.  Organic net sales increased 1 percent, with growth in Latin America and China partially offset by declines in India.  Segment operating profit of $24 million was up 36 percent as reported and increased 42 percent in constant currency, driven by lower SG&A expenses, partially offset by lower volume.

Through six months, Asia & Latin America net sales declined 7 percent to $769 million, driven by a 4-point headwind from divestitures executed in fiscal 2019, unfavorable foreign currency exchange, and lower volume.  Organic net sales were down 1 percent, driven by distribution network changes in India.  Segment operating profit of $34 million was up 15 percent as reported and increased 20 percent in constant currency, driven by lower SG&A expenses, partially offset by lower volume and higher input costs.

Joint Venture Summary

Second-quarter net sales for Cereal Partners Worldwide (CPW) increased 1 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) were down 6 percent.  Combined after-tax earnings from joint ventures were $25 million compared to $22 million last year, driven by positive net price realization and mix at CPW.  Through six months, after-tax earnings from joint ventures totaled $47 million compared to $40 million a year ago, driven primarily by our $5 million after-tax share of a restructuring charge at CPW in the year-ago period.

Other Income Statement Items

Unallocated corporate items totaled $84 million net expense in the second quarter of fiscal 2020, in line with year-ago levels.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $81 million net expense this year compared to $75 million net expense last year.

Restructuring, impairment, and other exit costs totaled a $1 million net recovery in the second quarter compared to $209 million net expense in the prior year that primarily reflected brand intangible impairment charges (please see Note 2 below for more information on these charges).

Net interest expense totaled $119 million in the second quarter compared to $133 million a year ago, driven by lower average debt balances.  The effective tax rate in the quarter was 21.5 percent compared to 24.5 percent last year (please see Note 5 below for more information on our effective tax rate). The second-quarter adjusted effective tax rate was in line with our full-year expectations at 21.9 percent and was favorable to 23.8 percent a year ago, primarily driven by the timing of discrete tax benefits and more favorable earnings mix.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $1.46 billion through six months of fiscal 2020, up 4 percent from the prior year, primarily driven by higher net earnings, partially offset by changes in non-cash restructuring, impairment, and other exit costs and inventory.  Capital investments totaled $158 million.  The company reduced debt by $655 million and paid $596 million of dividends in the first half of the year.  Average diluted shares outstanding through six months increased 1 percent to 612 million.

Fiscal 2020 Outlook

General Mills reaffirmed its full-year fiscal 2020 targets for sales, profit, and EPS, and raised its target for free cash flow conversion:

•

Organic net sales are expected to increase 1 to 2 percent.  The combination of currency translation, the impact of divestitures executed in fiscal 2019, and contributions from the 53rd week in fiscal 2020 are expected to increase reported net sales by approximately 1 percentage point.

•

Constant-currency adjusted operating profit is expected to increase 2 to 4 percent from the base of $2.86 billion reported in fiscal 2019.  The benefit of the extra fiscal week is being reinvested in capabilities and brand-building initiatives to drive improvement in the company’s organic sales growth rate in 2020 and beyond.

•	Constant-currency adjusted diluted EPS are expected to increase 3 to 5 percent from the base of $3.22 earned in fiscal 2019.
•	The company now expects free cash flow conversion of at least 105 percent of adjusted after-tax earnings.
•	Currency translation is expected to have an immaterial impact on fiscal 2020 adjusted operating profit and adjusted diluted EPS.

General Mills will hold a briefing for investors today, December 18, 2019, beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time).  You can access the webcast at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2020 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 24,	Nov. 25,		Nov. 24,	Nov. 25,
	2019	2018	% Change	2019	2018	% Change
Net sales	$4,420.8	$4,411.2	-%	$8,423.3	$8,505.2	(1)%
Cost of sales	2,851.7	2,901.5	(2)%	5,464.7	5,652.7	(3)%
Selling, general, and administrative expenses	759.0	753.3	1%	1,477.9	1,496.0	(1)%
Restructuring, impairment, and other exit costs (recoveries)	(1.1)	209.4	NM	7.1	208.0	NM
Operating profit	811.2	547.0	48%	1,473.6	1,148.5	28%
Benefit plan non-service income	(30.2)	(21.0)	44%	(60.4)	(41.9)	44%
Interest, net	119.4	132.7	(10)%	238.1	266.2	(11)%
Earnings before income taxes and after-tax earnings from joint ventures	722.0	435.3	66%	1,295.9	924.2	40%
Income taxes	155.5	106.6	46%	222.7	217.3	2%
After-tax earnings from joint ventures	24.9	22.5	11%	46.7	40.2	16%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	591.4	351.2	68%	1,119.9	747.1	50%
Net earnings attributable to redeemable and noncontrolling interests	10.6	7.8	36%	18.5	11.4	62%
Net earnings attributable to General Mills	$580.8	$343.4	69%	$1,101.4	$735.7	50%
Earnings per share - basic	$0.96	$0.57	68%	$1.82	$1.23	48%
Earnings per share - diluted	$0.95	$0.57	67%	$1.80	$1.22	48%
Dividends per share	$0.49	$0.49	-%	$0.98	$0.98	-%

	Quarter Ended			Six-Month Period Ended
	Nov. 24,	Nov. 25,	Basis Pt	Nov. 24,	Nov. 25,	Basis Pt
Comparisons as a % of net sales:	2019	2018	Change	2019	2018	Change
Gross margin	35.5%	34.2%	130	35.1%	33.5%	160
Selling, general, and administrative expenses	17.2%	17.1%	10	17.5%	17.6%	(10)
Operating profit	18.3%	12.4%	590	17.5%	13.5%	400
Net earnings attributable to General Mills	13.1%	7.8%	530	13.1%	8.6%	450

	Quarter Ended			Six-Month Period Ended
Comparisons as a % of net sales excluding	Nov. 24,	Nov. 25,	Basis Pt	Nov. 24,	Nov. 25,	Basis Pt
certain items affecting comparability (a):	2019	2018	Change	2019	2018	Change
Adjusted gross margin	35.3%	34.5%	80	35.3%	34.1%	120
Adjusted operating profit	18.4%	17.3%	110	17.8%	16.5%	130
Adjusted net earnings attributable to General Mills	13.1%	11.6%	150	12.6%	11.0%	160
(a) See Note 6 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2019	Nov. 25, 2018	% Change	Nov. 24, 2019	Nov. 25, 2018	% Change
Net sales:
North America Retail	$2,676.1	$2,677.1	-%	$5,052.2	$5,064.9	-%
Convenience Stores & Foodservice	513.5	514.4	-%	958.5	977.6	(2)%
Europe & Australia	432.9	453.8	(5)%	887.0	954.5	(7)%
Asia & Latin America	409.6	430.7	(5)%	769.1	829.7	(7)%
Pet	388.7	335.2	16%	756.5	678.5	11%
Total	$4,420.8	$4,411.2	-%	$8,423.3	$8,505.2	(1)%

Operating profit:
North America Retail	$642.5	$619.8	4%	$1,202.4	$1,167.9	3%
Convenience Stores & Foodservice	115.2	109.6	5%	206.3	206.7	-%
Europe & Australia	31.4	22.5	40%	59.0	57.0	4%
Asia & Latin America	24.4	17.9	36%	34.5	30.1	15%
Pet	80.8	70.8	14%	161.7	85.3	90%
Total segment operating profit	894.3	840.6	6%	1,663.9	1,547.0	8%
Unallocated corporate items	84.2	84.2	-%	183.2	190.5	(4)%
Restructuring, impairment, and other exit costs (recoveries)	(1.1)	209.4	NM	7.1	208.0	NM
Total	$811.2	$547.0	48%	$1,473.6	$1,148.5	28%

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2019	Nov. 25, 2018	Basis Pt Change	Nov. 24, 2019	Nov. 25, 2018	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	24.0%	23.2%	80	23.8%	23.0%	80
Convenience Stores & Foodservice	22.4%	21.3%	110	21.5%	21.1%	40
Europe & Australia	7.2%	5.0%	220	6.6%	6.0%	60
Asia & Latin America	6.0%	4.2%	180	4.5%	3.6%	90
Pet	20.8%	21.1%	(30)	21.4%	12.6%	NM
Total segment operating profit	20.2%	19.0%	120	19.8%	18.2%	160

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Nov. 24, 2019	Nov. 25, 2018	May 26, 2019
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$560.2	$532.7	$450.0
Receivables	1,772.7	1,716.8	1,679.7
Inventories	1,719.5	1,639.2	1,559.3
Prepaid expenses and other current assets	426.5	345.1	497.5

Total current assets	4,478.9	4,233.8	4,186.5

Land, buildings, and equipment	3,588.5	3,897.4	3,787.2
Goodwill	13,973.9	14,018.3	13,995.8
Other intangible assets	7,133.0	7,202.7	7,166.8
Other assets	1,278.1	1,031.8	974.9

Total assets	$30,452.4	$30,384.0	$30,111.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,063.0	$2,823.9	$2,854.1
Current portion of long-term debt	1,537.2	1,990.6	1,396.5
Notes payable	1,345.1	1,056.3	1,468.7
Other current liabilities	1,417.0	1,427.3	1,367.8

Total current liabilities	7,362.3	7,298.1	7,087.1

Long-term debt	10,953.1	12,208.6	11,624.8
Deferred income taxes	2,015.9	2,036.9	2,031.0
Other liabilities	1,555.4	1,313.4	1,448.9

Total liabilities	21,886.7	22,857.0	22,191.8

Redeemable interest	545.1	547.6	551.7

Stockholders' equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,387.0	1,433.0	1,386.7
Retained earnings	15,501.8	14,572.2	14,996.7
Common stock in treasury, at cost, shares of 150.0, 157.9 and 152.7	(6,662.2)	(7,009.7)	(6,779.0)
Accumulated other comprehensive loss	(2,589.8)	(2,419.2)	(2,625.4)

Total stockholders' equity	7,712.3	6,651.8	7,054.5

Noncontrolling interests	308.3	327.6	313.2

Total equity	8,020.6	6,979.4	7,367.7

Total liabilities and equity	$30,452.4	$30,384.0	$30,111.2

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)
	Six-Month Period Ended
	Nov. 24, 2019	Nov. 25, 2018
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable
and noncontrolling interests	$1,119.9	$747.1
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	307.7	310.1
After-tax earnings from joint ventures	(46.7)	(40.2)
Distributions of earnings from joint ventures	28.9	34.7
Stock-based compensation	47.8	44.5
Deferred income taxes	(9.9)	43.8
Pension and other postretirement benefit plan contributions	(14.3)	(14.6)
Pension and other postretirement benefit plan costs	(15.5)	3.1
Restructuring, impairment, and other exit costs	11.3	179.0
Changes in current assets and liabilities	7.7	100.0
Other, net	19.7	(11.0)

Net cash provided by operating activities	1,456.6	1,396.5

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(158.5)	(253.8)
Investments in affiliates, net	(14.3)	(1.5)
Proceeds from disposal of land, buildings, and equipment	0.6	11.3
Other, net	9.5	(51.4)

Net cash used by investing activities	(162.7)	(295.4)

Cash Flows - Financing Activities
Change in notes payable	(119.7)	(482.1)
Payment of long-term debt	(509.3)	(0.4)
Proceeds from common stock issued on exercised options	68.6	87.3
Purchases of common stock for treasury	(0.1)	(0.3)
Dividends paid	(596.3)	(589.2)
Investment in redeemable interest	-	55.7
Distributions to noncontrolling and redeemable interest holders	(8.6)	(6.8)
Other, net	(14.4)	(11.5)

Net cash used by financing activities	(1,179.8)	(947.3)

Effect of exchange rate changes on cash and cash equivalents	(3.9)	(20.1)
Increase in cash and cash equivalents	110.2	133.7
Cash and cash equivalents - beginning of year	450.0	399.0

Cash and cash equivalents - end of period	$560.2	$532.7

Cash Flow from changes in current assets and liabilities:
Receivables	$(97.0)	$(64.0)
Inventories	(167.2)	(15.3)
Prepaid expenses and other current assets	67.6	45.3
Accounts payable	245.7	144.1
Other current liabilities	(41.4)	(10.1)

Changes in current assets and liabilities	$7.7	$100.0
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2020, we adopted new accounting requirements for hedge accounting. The new standard amends the hedge accounting recognition and presentation requirements to better align an entity’s risk management activities and financial reporting. The new standard also simplifies the application of hedge accounting guidance. The adoption did not have a material impact on our results of operations or financial position.

In the first quarter of fiscal 2020, we adopted new requirements for the accounting, presentation and classification of leases. This results in certain leases being capitalized as a right of use asset with a related liability on our Consolidated Balance Sheets. We have performed a comprehensive review of our lease portfolio, implemented lease accounting software, and developed a centralized business process with corresponding controls. We adopted this guidance utilizing the cumulative effect adjustment approach, which required application of the guidance at the adoption date and elected certain practical expedients permitted under the transition guidance, including not reassessing whether existing contracts contain leases and carrying forward the historical classification of those leases. In addition, we elected not to recognize leases with an initial term of 12 months or less on our Consolidated Balance Sheet and to continue our historical treatment of land easements, under permitted elections. This guidance did not have a material impact on retained earnings, our Consolidated Statements of Earnings, or our Consolidated Statement of Cash Flows. As of November 24, 2019, we reported right of use assets net of accumulated amortization in other assets of $404 million, current lease liabilities in other current liabilities of $109 million, and non-current lease liabilities in other liabilities of $309 million on our Consolidated Balance Sheet.

(2)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:
	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 24, 2019	Nov. 25, 2018	Nov. 24, 2019	Nov. 25, 2018
Cost of sales	$11.6	$-	$17.7	$0.2
Restructuring, impairment, and other exit costs (recoveries)	(1.1)	209.4	7.1	208.0
Total restructuring and impairment charges	10.5	209.4	24.8	208.2
Project-related costs classified in cost of sales	$0.7	$-	$0.7	$1.2

We did not record any asset impairments in the six-month period ended November 24, 2019. In the second quarter of fiscal 2019, we recorded $193 million of charges related to the impairment of certain brand intangible assets and $13 million of charges related to the impairment of certain manufacturing assets within our North America Retail segment.

(3)

Unallocated corporate expense of $84 million in the second quarter of fiscal 2020 essentially matched the same period in fiscal 2019. We recorded $12 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales in the second quarter of fiscal 2020. We recorded a $23 million gain related to the mark-to-market valuation of certain commodity positions and grain inventories in the second quarter of fiscal 2020 compared to a $12 million net increase in expense in the same period last year. We recorded $13 million of losses related to certain investment valuation adjustments and the loss on sale of certain corporate investments in the second quarter of fiscal 2020 compared to $13 million of gains in the second quarter of fiscal 2019. We recorded $7 million of integration costs related to the acquisition of Blue Buffalo Products, Inc. (Blue Buffalo) in the second quarter of fiscal 2019. In addition, we recorded a $3 million loss related to the impact of hyperinflationary accounting for our Argentina subsidiary in the second quarter of fiscal 2019.

Unallocated corporate expense totaled $183 million in the six-month period ended November 24, 2019, compared to $190 million in the same period last year. In the six-month period ended November 24, 2019, we recorded $18 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales compared to $1 million of restructuring initiative project-related costs in cost of sales in the same period last year. We recorded an $8 million net gain related to the mark-to-market valuation of certain commodity positions and grain inventories in the six-month period ended November 24, 2019, compared to a $43 million net increase in expense in the same period last year. We recorded $4 million of net losses related to certain investment valuation adjustments and the loss on sale of certain corporate investments in the six-month period ended November 24, 2019, compared to $13 million of gains in the same period last year. In addition, we recorded $16 million of integration costs related to the acquisition of Blue Buffalo and a $3 million loss related to the impact of hyperinflationary accounting for our Argentina subsidiary in the six-month period ended November 25, 2018.

(4)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 24, 2019	Nov. 25, 2018	Nov. 24, 2019	Nov. 25, 2018
Net earnings attributable to General Mills	$580.8	$343.4	$1,101.4	$735.7
Average number of common shares - basic EPS	607.4	599.4	606.7	598.7
Incremental share effect from: (a)
Stock options	2.7	3.3	2.9	3.4
Restricted stock, restricted stock units, and other	2.2	1.8	2.2	1.7
Average number of common shares - diluted EPS	612.3	604.5	611.8	603.8
Earnings per share - basic	$0.96	$0.57	$1.82	$1.23
Earnings per share - diluted	$0.95	$0.57	$1.80	$1.22

(a)Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(5)

The effective tax rate for the second quarter of fiscal 2020 was 21.5 percent compared to 24.5 percent for the second quarter of fiscal 2019. The 3.0 percentage point decrease was primarily due to certain discrete tax benefits in fiscal 2020 and favorable changes in earnings mix by jurisdiction. Our adjusted effective tax rate was 21.9 percent in the second quarter of fiscal 2020 compared to 23.8 percent in the second quarter of fiscal 2019.

The effective tax rate for the six-month period ended November 24, 2019, was 17.2 percent compared to 23.5 percent for the same period last year. The 6.3 percentage point decrease was primarily due to a $53 million net benefit related to the reorganization of certain wholly owned subsidiaries, certain discrete tax benefits in fiscal 2020, and favorable changes in earnings mix by jurisdiction. Our adjusted effective tax rate was 21.5 percent in the six-month period ended November 24, 2019, compared to 23.3 percent in the same period of fiscal 2019.

(6)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2020 outlook for organic net sales growth, adjusted operating profit, and adjusted diluted EPS are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs, and mark-to-market effects. Our fiscal 2020 outlook for organic net sales growth also excludes the effect of a 53rd week, acquisitions, and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing of acquisitions, divestitures and restructuring actions throughout fiscal 2020. The unavailable information could have a significant impact on our fiscal 2020 GAAP financial results.

For fiscal 2020, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions, divestitures, and a 53rd week to increase net sales growth by approximately 1 percentage point; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring charges and project-related costs related to actions previously announced to total approximately $49 million.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended				Six-Month Period Ended
Per Share Data	Nov. 24, 2019	Nov. 25, 2018	Change		Nov. 24, 2019	Nov. 25, 2018	Change
Diluted earnings per share, as reported	$0.95	$0.57	67%		$1.80	$1.22	48%
Tax item (a)	-	-			(0.09)	-
Mark-to-market effects (b)	(0.03)	0.02			(0.01)	0.06
Acquisition integration costs (b)	-	0.01			-	0.02
Investment activity, net (b)	0.01	(0.01)			-	(0.01)
Restructuring charges (c)	0.01	-			0.03	-
Asset impairments (c)	-	0.26			-	0.26
CPW restructuring charges (d)	-	-			-	0.01
Adjusted diluted earnings per share	$0.95	$0.85	12%		$1.74	$1.56	12%
Foreign currency exchange impact			1	pt			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			11%				12%

Note: Table may not foot due to rounding.

(a)	See Note 5.
(b)	See Note 3.
(c)	See Note 2.
(d)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

We have included our fiscal 2019 adjusted diluted earnings per share as it serves as the base for our full-year fiscal 2020 adjusted diluted earnings per share comparability targets.

Per Share Data	Fiscal Year 2019
Diluted earnings per share, as reported	$2.90
Net tax benefit	(0.01)
Tax items	(0.12)
Mark-to-market effects	0.05
Investment valuation adjustments	(0.03)
Legal recovery	(0.01)
Divestitures loss	0.03
Acquisition transaction and integration costs	0.03
CPW restructuring charges	0.02
Restructuring charges	0.10
Asset impairments	0.26
Adjusted diluted earnings per share	$3.22

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth is calculated as follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant-Currency Basis
Quarter Ended Nov. 24, 2019	6%	Flat	7%
Six-Month Period Ended Nov. 24, 2019	8%	Flat	8%
Note: Table may not foot due to rounding.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Nov. 24, 2019
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	4%	Flat		4%
Europe & Australia	40%	(5)	pts	45%
Asia & Latin America	36%	(5)	pts	42%

	Six-Month Period Ended Nov. 24, 2019
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	3%	Flat		3%
Europe & Australia	4%	(5)	pts	8%
Asia & Latin America	15%	(6)	pts	20%
Note: Tables may not foot due to rounding.

Net Sales Growth Rates for Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to the underlying performance for the Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Nov. 24, 2019	Flat	(1)	pt	2%
Six-Month Period Ended Nov. 24, 2019	(1)%	(1)	pt	Flat
Note: Table may not foot due to rounding.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing these measures on a comparable year-to-year basis.

	Quarter Ended
In Millions	Nov. 24, 2019		Nov. 25, 2018
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,569.1	35.5%	$1,509.7	34.2%
Mark-to-market effects (b)	(22.6)	(0.5)%	11.8	0.3%
Hyperinflationary accounting (b)	-	-%	1.4	-%
Restructuring charges (c)	11.6	0.3%	-	-%
Project-related costs (c)	0.7	-%	-	-%
Adjusted gross margin	$1,558.7	35.3%	$1,522.9	34.5%

Operating profit as reported	$811.2	18.3%	$547.0	12.4%
Mark-to-market effects (b)	(22.6)	(0.5)%	11.8	0.3%
Investment activity, net (b)	13.2	0.3%	(13.0)	(0.3)%
Acquisition integration costs (b)	-	-%	6.8	0.2%
Hyperinflationary accounting (b)	-	-%	3.2	-%
Restructuring charges (c)	10.5	0.2%	3.6	-%
Project-related costs (c)	0.7	-%	-	-%
Asset impairments (c)	-	-%	205.8	4.7%
Adjusted operating profit	$813.1	18.4%	$765.2	17.3%

Net earnings attributable to General Mills as reported	$580.8	13.1%	$343.4	7.8%
Mark-to-market effects, net of tax (b)(e)	(17.5)	(0.4)%	9.1	0.2%
Investment activity, net, net of tax (b)(e)	6.6	0.1%	(10.0)	(0.2)%
Acquisition integration costs, net of tax (b)(e)	-	-%	5.2	0.1%
Hyperinflationary accounting, net of tax (b) (e)	-	-%	3.2	0.1%
Restructuring charges, net of tax (c)(e)	8.8	0.2%	3.1	-%
Project-related costs, net of tax (c)(e)	0.6	-%	-	-%
Asset impairments, net of tax (c)(e)	-	-%	158.4	3.6%
CPW restructuring charges, net of tax (d)	0.6	-%	-	-%
Adjusted net earnings attributable to General Mills	$580.0	13.1%	$512.4	11.6%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	See Note 3.
(c)	See Note 2.
(d)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(e)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Six-Month Period Ended
In Millions	November 24, 2019		November 25, 2018
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$2,958.6	35.1%	$2,852.5	33.5%
Mark-to-market effects (b)	(7.6)	(0.1)%	42.9	0.6%
Hyperinflationary accounting (b)	-	-%	1.4	-%
Restructuring charges (c)	17.7	0.2%	0.2	-%
Project-related costs (c)	0.7	-%	1.2	-%
Adjusted gross margin	$2,969.3	35.3%	$2,898.2	34.1%

Operating profit as reported	$1,473.6	17.5%	$1,148.5	13.5%
Mark-to-market effects (b)	(7.6)	(0.1)%	42.9	0.5%
Investment activity, net (b)	3.7	-%	(13.0)	(0.1)%
Acquisition integration costs (b)	-	-%	15.5	0.2%
Hyperinflationary accounting (b)	-	-%	3.2	-%
Restructuring charges (c)	24.8	0.3%	2.4	-%
Project-related costs (c)	0.7	-%	1.2	-%
Asset impairments (c)	-	-%	205.8	2.4%
Adjusted operating profit	$1,495.2	17.8%	$1,406.5	16.5%

Net earnings attributable to General Mills as reported	$1,101.4	13.1%	$735.7	8.6%
Mark-to-market effects, net of tax (b)(f)	(5.9)	(0.1)%	33.0	0.4%
Hyperinflationary accounting, net of tax (b)(f)	-	-%	3.2	-%
Investment activity, net, net of tax (b)(f)	(0.7)	-%	(10.0)	(0.1)%
Acquisition integration costs, net of tax (b)(f)	-	-%	11.9	0.1%
Restructuring charges, net of tax (c)(f)	20.5	0.2%	2.2	-%
Project-related costs, net of tax (c)(f)	0.6	-%	0.9	-%
Asset impairments, net of tax (c)(f)	-	-%	158.4	1.9%
Tax Item (d)	(53.1)	(0.6)%	-	-%
CPW restructuring charges, net of tax (e)	1.6	-%	4.7	0.1%
Adjusted net earnings attributable to General Mills	$1,064.4	12.6%	$940.0	11.0%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	See Note 3.
(c)	See Note 2.
(d)	See Note 5.
(e)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(f)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Adjusted Operating Profit Growth on a Constant-currency Basis

We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. Additionally, the measures are evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2019	Nov. 25, 2018	Change	Nov. 24, 2019	Nov. 25, 2018	Change
Operating profit as reported	$811.2	$547.0	48%	$1,473.6	$1,148.5	28%
Mark-to-market effects (a)	(22.6)	11.8		(7.6)	42.9
Investment activity, net (a)	13.2	(13.0)		3.7	(13.0)
Acquisition integration costs (a)	-	6.8		-	15.5
Hyperinflationary accounting (a)	-	3.2		-	3.2
Restructuring charges (b)	10.5	3.6		24.8	2.4
Project-related costs (b)	0.7	-		0.7	1.2
Asset impairments (b)	-	205.8		-	205.8
Adjusted operating profit	$813.1	$765.2	6%	$1,495.2	$1,406.5	6%
Foreign currency exchange impact			Flat			Flat
Adjusted operating profit growth, on a constant-currency basis			7%			7%

Note: Table may not foot due to rounding.

(a)	See Note 3.
(b)	See Note 2.

We have included our fiscal 2019 adjusted operating profit as it serves as the base for our target full-year fiscal 2020 adjusted operating profit growth rate.

Fiscal Year
In Millions	2019
Operating profit as reported	$2,515.9
Mark-to-market effects	36.0
Divestitures loss	30.0
Acquisition transaction and integration costs	25.6
Restructuring charges	77.6
Project-related costs	1.3
Asset impairments	207.4
Hyperinflationary accounting	3.2
Investment valuation adjustments	(22.8)
Legal recovery	(16.2)
Adjusted operating profit	$2,858.0

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 24, 2019		Nov. 25, 2018		Nov. 24, 2019		Nov. 25, 2018
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$722.0	$155.5	$435.3	$106.6	$1,295.9	$222.7	$924.2	$217.3
Mark-to-market effects (b)	(22.6)	(5.2)	11.8	2.7	(7.6)	(1.7)	42.9	9.9
Investment activity, net (b)	13.2	6.6	(13.0)	(3.0)	3.7	4.4	(13.0)	(3.0)
Acquisition integration costs (b)	-	-	6.8	1.6	-	-	15.5	3.6
Hyperinflationary accounting (b)	-	-	3.2	-	-	-	3.2	-
Restructuring charges (c)	10.5	1.7	3.6	0.5	24.8	4.3	2.4	0.2
Project-related costs (c)	0.7	0.1	-	-	0.7	0.1	1.2	0.3
Asset impairments (c)	-	-	205.8	47.4	-	-	205.8	47.4
Tax item (d)	-	-	-	-	-	53.1	-	-
As adjusted	$723.8	$158.6	$653.5	$155.8	$1,317.5	$282.8	$1,182.2	$275.7
Effective tax rate:
As reported		21.5%		24.5%		17.2%		23.5%
As adjusted		21.9%		23.8%		21.5%		23.3%
Sum of adjustment to income taxes		$3.2		$49.2		$60.2		$58.4
Average number of common shares - diluted EPS		612.3		604.5		611.8		603.8
Impact of income tax adjustments on adjusted diluted EPS		$0.01		$0.08		$0.10		$0.10

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 3.
(c)	See Note 2.
(d)	See Note 5.